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                                                                    EXHIBIT 99.2

                      AGREEMENT TO PURCHASE AND SELL STOCK

  This Agreement to Purchase and Sell Stock (the "Agreement") is made and entered into as of the 22nd day of March, 2001, by and between Ronald I. Loeb, in his capacity as the Executor of the Estate of J. R. Scribner, Jr. (the "Estate"), and NBC Capital Corporation, a Mississippi corporation ("NBC").

                                 WITNESSETH:

  WHEREAS, the Estate owns 20,172 issued and outstanding shares of common stock of NBC (the "Shares"); and

  WHEREAS, the Estate desires to sell the Shares, and NBC desires to purchase the Shares for $25.10 per share (the "Purchase Price") on the terms hereinafter set forth;

  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein the parties hereto agree as follows:

                                 SECTION 1
                        AGREEMENT TO PURCHASE AND SELL

  1.1 Agreement to Sell. The Estate hereby agrees to sell, transfer and convey the Shares to NBC, and NBC hereby agrees to purchase the Shares from the Estate. On or before April 16, 2001, and upon two days' prior notice from the Estate to NBC (the "Sale Date"), the Estate agrees to deliver to NBC stock certificates representing all of the Shares endorsed in blank by the Estate. On the Sale Date, the Estate will also deliver to NBC a certificate, executed by the Executor of the Estate, to the effect that the representations and warranties of the Estate set forth in this Agreement continue to be true, correct and complete as of the Sale Date.

  1.2 Payment of the Purchase Price. NBC hereby agrees that on the Sale Date and simultaneously with the delivery of stock certificates in accordance with
Section 1.1 hereof, NBC will pay to the Estate, either by an official check or wire transfer of immediately available funds to an account designated by the Estate, $506,317.20, representing the aggregate purchase price for the Shares.

                                   SECTION 2
                 REPRESENTATIONS AND WARRANTIES OF THE ESTATE

  The Estate hereby makes the following representations and warranties to NBC:
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  2.1  Proper authorization. Ronald I. Loeb is duly authorized to execute, deliver and perform this Agreement on behalf of the Estate. The execution, delivery and performance of this Agreement do not require the prior consent of any governmental authority, person or entity, except for any necessary consents that have been obtained. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not: (i) violate or result in a breach of or default or acceleration under any organizational documents of the Estate, or any instrument or agreement to which the Estate is a party or is bound; (ii) violate any judgment, order, injunction, decree or award against or binding upon the Estate; or (iii) violate any law or regulation of any jurisdiction relating to the Estate.

  2.2 Binding nature of this Agreement. This Agreement is a valid and binding obligation of the Estate enforceable in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable.

  2.3 Ownership of the Shares. Each of the Shares is owned by the Estate free and clear of all liens, encumbrances, pledges, adverse claims or defects in title. The Estate represents that the delivery by the Estate to NBC of certificates representing the Shares, as provided in Section 1.1 of this Agreement, will pass good and marketable title to the Shares to NBC, free and clear of all liens, encumbrances, claims and equities of every kind. There are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the Shares.

  2.4 No fees or commissions. Neither the Estate nor any party acting on behalf of the Estate has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated herein, with the exception of a pro-rata allocation of the fees due to Mercer Capital Advisors for the NBC stock evaluation completed for James R. Prude and Sarah S. Prude.

  2.5 No solicitation. The Estate approached NBC with a proposal to sell the Shares, including the amount of the Purchase Price.

                                 SECTION 3
                     REPRESENTATIONS AND WARRANTIES OF NBC

  NBC hereby makes the following representations and warranties to the Estate:

  3.1 Organization of NBC. NBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi with full corporate power and authority to carry on the business in which it is engaged, to own, lease and operate its properties, and to enter into and perform its obligations under this Agreement,

  3.2 Authorization of Agreement. The execution, delivery and performance of this Agreement have been duly authorized and approved by all necessary corporate action on the part of
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NBC. This Agreement is a valid and binding obligation of NBC enforceable in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable.

  3.3 No Finder. Neither NBC nor any party acting on behalf of NBC has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated herein, except for fees required to be paid for the delivery of a fairness opinion to the NBC Board of Directors.

  3.4 Regulatory Approvals. All approvals by governmental authorities required for NBC to enter into this Agreement and to consummate the transaction contemplated hereby have been received by NBC, and NBC has filed all required notices with all applicable regulatory authorities.

                                   SECTION 4
                                 MISCELLANEOUS

  4.1 Survival of Representation and Warranties. The representations and warranties contained in this Agreement shall continue to survive forever.

  4.2 Expenses. Each party to this Agreement will pay its own expenses, income and other taxes, and costs (including, without limitation, the fees, disbursements, and expenses of its attorneys, accountants, and consultants) incurred by it in negotiating, preparing, closing, and carrying out this Agreement, the transactions contemplated by this Agreement, and in obtaining any necessary regulatory approvals.

  4.3 Governing Law. The validity, interpretation, and performance of this Agreement will be determined in accordance with the laws of the State of Mississippi applicable to contracts made and to be performed wholly within that State.

  4.4 Counterparts. The Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together shall constitute but one and the same instrument.

  4.5 Headings. The headings, subheadings, and captions in this Agreement and in any exhibit hereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.

  4.6 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, arrangements, and understandings, written or oral, relating to the subject matter of this Agreement.
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  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.


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